                                                                  Exhibit 10.299


                                                        April 27, 2004

Cranberry Square Associates, L.P.
3468 Brodhead Road
Monaca, PA 15061

Attention: Charles J. Betters

        Re:   Cranberry Square Shopping Center
              Cranberry Township, Pennsylvania

Dear Mr. Betters:

   This letter represents Inland Real Estate Acquisitions, Inc.'s offer to purchase from Cranberry Square Associates, L.P. ("Seller"), a Pennsylvania limited partnership, the Cranberry Square Shopping Center ("Shopping Center") with 195,556 net rentable square feet, situated on approximately 11.409 acres of land, designated as Parcel 2-2D Second Revision, as shown on the Plan of Subdivision Cranberry Square/Wal-Mart Revision No. 1 and approximately 10.67 acres of land designated as Parcel 2-2E in the Cranberry Square Associates Cranberry Square Shoppes Subdivision Plat recorded at Plan Book Volume 189, pages 45 and 46, in the Butler County Recorder's Office, and located on US Route 19 (Perry Highway) in Cranberry Township, Pennsylvania together with Seller's rights in a strip of land ("Sign Parcel") located in the center of Cranberry Square Drive, hereinafter defined.

   The above properties shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, and all intangible rights relating to the properties.

   Inland Real Estate Acquisitions, Inc. or its nominee ("Purchaser") will consummate this transaction on the following basis:

     1. The total purchase price shall be $20,286,549.00 all cash, plus or minus prorations, with no mortgage contingencies, to be paid as follows: (i) the sum of $250,000.00 as an earnest money deposit (the "Hand Money") within two (2) business days following the execution of this Agreement by both Purchaser and Seller, and (ii) the balance of the purchase price at closing (see Paragraph 11). The Hand Money shall be deposited by Purchaser with Chicago Title and Trust Company, as Escrow Agent. The Escrow Agent may deposit the Hand Money in an interest bearing account, and all interest earned thereon shall be for the account of Purchaser unless otherwise expressly provided herein. This Agreement may be terminated by Purchaser, in its sole discretion, upon Purchaser giving written notice of termination to Seller during the period commencing on the date of execution of this Agreement by both Purchaser and Seller and ending on May 24, 2004 ("Due Diligence Period"). The Hand Money and all accrued interest shall be refundable to Purchaser if Purchaser exercises its right of termination on or prior to May 24, 2004 or if the requirements for closing as set forth in this Agreement are not satisfied as of the date scheduled for the closing. If Purchaser has not exercised its right to terminate this Agreement and the transaction contemplated herein fails to close as a result of Purchaser's default under the terms of this Agreement, then Seller shall be entitled to receive the Hand Money and all accrued interest as its sole remedy and liquidated damages (both Purchaser and Seller agreeing, in view of the uncertainty and impossibility of ascertaining such damages to Seller,

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CRANBERRY SQUARE SHOPPING CENTER CRANBERRY TWP., PA          APRIL 27, 2004
PAGE 2

          that the aforesaid amount constitutes a reasonable forecast of the damages that would be sustained by Seller).

          Purchaser shall allocate the land, building and depreciable improvements prior to closing.

     2. Each party represents to the other that no commissions are due any broker in connection with any of the transactions contemplated by this Agreement, except the Commission due to Bruce Haney or his assigns, which Commission is to be paid by Seller. Seller and Purchaser represent to each other that in the event any claims for real estate commissions, fees or compensation arise in connection with this transaction, the party so incurring or causing such claims shall indemnify and hold harmless the other party from any loss or damage which such other party suffers because of such claims.

     3. Seller represents and warrants that the Shopping Center is leased to the tenants described on Exhibit A providing for CAM and real estate reimbursements/escrows covering the buildings and all of the land, parking areas, reciprocal and/or operating easement agreements, for their entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions (except those rent and CAM concessions, if any, set forth in the lease amendments delivered to Purchaser).

     4. Seller represents and warrants that the Shopping Center is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold; except as noted on Exhibit "B" attached hereto which repairs shall be Seller's responsibility; that the Shopping Center is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns; that no one has a lease that exceeds the lease term stated in said leases or has an option to extend the term not set forth in the leases; nor does anyone have an option or right of first refusal to purchase the Shopping Center; nor is there any contemplated condemnation of any part of the Shopping Center; nor are there any current or contemplated special assessments that would affect the Shopping Center.

     5. Seller represents and warrants that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a pro-rata basis (except for Toys R Us, whose pro rata share has been fixed pursuant to its lease), including but not limited to, real estate taxes, reciprocal and/or operating easement agreements, utilities, insurance, all common area maintenance, parking lot and the buildings, etc.

          Seller has delivered to Purchaser copies of all Leases and Lease Amendments covering the Shopping Center. Purchaser has reviewed and accepts all Leases and Lease Amendments.

          Prior to closing, Seller shall not enter into nor extend any agreements affecting the Shopping Center without Purchaser's prior written approval, and any agreement presently in existence not accepted by Purchaser shall be terminated by Seller, and Seller shall not enter into any new leases or extend any existing leases without Purchaser's prior written approval. Seller represents and warrants to Purchaser that there is no work presently in progress within the Shopping Center, except the repair work identified in Paragraph 4.

     6. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser, dated within sixty (60) days prior to closing, from all tenants and lease guarantors, and all parties to all reciprocal and/or operating easement agreements affecting the Shopping Center.

     7. Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

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CRANBERRY SQUARE SHOPPING CENTER CRANBERRY TWP., PA          APRIL 27, 2004
PAGE 3

     8. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing.

     9. The above sale of the real estate shall be consummated by conveyance of a special warranty deed in form and substance acceptable to Purchaser, from Seller to Purchaser's designee, with the Seller and Purchaser each being responsible for and paying one half of any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

     10. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, at a time and date selected by Purchaser, which closing date shall be no earlier than June 3, 2004 and no later than June 7, 2004, time being of the essence, at which time title to the above property shall be good and marketable; i.e., free and clear of all liens, encroachments and encumbrances, with Chicago Title Insurance Company issuing to Purchaser, at Seller's sole cost and expense, an ALTA Form B owner's title policy covering title to the Shopping Center with complete extended coverage and all endorsements required by Purchaser, waiving off all construction, (said policies and the endorsements being the "Title Policy"). Each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes (with the real estate taxes assessed by the county and local municipality being prorated on a calendar year basis, and the real estate taxes assessed by the school district being prorated on a fiscal year basis) based on the actual bills are received. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents and Purchaser shall not be required to undertake the collection thereof or account to Seller for any collection thereof, but Seller independently may pursue collection efforts therefor. All Seller warranties and representations are and at closing shall be true and shall survive the closing.

     11. Purchaser, in its discretion and at Seller's sole cost and expense, may obtain an appraisal of the property prepared by an MAI or other qualified appraiser selected by Purchaser in Purchaser's sole discretion. It is understood that to the extent that the Seller has in its possession an appraisal of the property prepared by an MAI or other qualified appraiser, Seller shall deliver copies of such appraisal to Purchaser within 5 days of the acceptance of this offer.

     12. Seller nor any tenant or guarantor shall be in default on any lease or agreement at closing, nor is there now nor at closing shall there be any threatened or pending litigation except for such matters that the Seller cures as of the closing.

     13. Seller warrants and represents that there are no unpaid unemployment taxes to date with respect to the Shopping Center which is the subject of this Agreement.

     14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller has received from any and all contractors and sub-contractors pertaining to the Shopping Center. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future. If Purchaser is not satisfied, it may terminate this Agreement during the Due Diligence Period.

     15. This offer is subject to the property being 100% occupied at the time of closing (except only for the vacant space, being 14,936 square feet, formerly occupied by Home Place), with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit A attached.

     16. Promptly following the execution of this Agreement by Purchaser and Seller, Purchaser, at Seller's

                                                                               3
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CRANBERRY SQUARE SHOPPING CENTER CRANBERRY TWP., PA          APRIL 27, 2004
PAGE 4

          sole cost and expense and as an accommodation to Seller, shall order a title commitment for the Title Policy issued by Chicago Title Insurance Company together with complete and legible copies of the title exceptions listed therein as stated above, including all plats and exhibits referenced therein, and Seller shall provide to Purchaser copies of all existing surveys, site plans, subdivision plans, and other plans and specifications in Seller's possession or under Seller's direction or control. Purchaser shall provide Seller with a copy of the commitment and the exception documents and within ten (10) days following the receipt by Seller of the commitment and the exception documents, Seller, at its sole cost and expense, shall deliver to Purchaser a current ALTA/ACSM Land Title Survey prepared in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA, ACSM and NSPS in 1999 including all Table A optional survey responsibilities certified to and acceptable to Purchaser and Chicago Title Insurance Company. An update of the survey conforming in all respects to the Subdivision Plan, dated after and reflecting the sale of the Michaels Parcel to Wal-Mart, shall be delivered to Purchaser by Seller, at Seller's sole cost and expense, not less than fifteen (15) days prior to closing.

     17. Purchaser agrees that it shall take the 14,936 square feet of vacant space in the former Home Place space in "as is" condition. Seller warrants and represents to Purchaser that such vacant space has its own separately metered utilities.

     18. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the Shopping Center, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports. In addition, Purchaser may, at its discretion, directly contact tenants and any other persons or entities doing business on or in connection with the Shopping Center.

     19. During the Due Diligence Period, Purchaser may verify that the South Wall (i) has been constructed to meet all code requirements as an exterior bearing wall upon demolition of the Michaels store, (ii) extends through the existing roofs between the Office Max and Michaels store such that the roof and roof systems covering the Office Max store are completely independent of the roof and roof systems covering the Michaels store, (iii) upon recordation of the subdivision plat the South Wall shall be located solely upon the portion of the Shopping Center being acquired by Purchaser and shall not be or be deemed to be a party wall but is and shall be a severable wall from the Michaels store, wholly owned by Purchaser and upon which the Wal-Mart Improvements shall not rely upon for support but shall only abut the South Wall; and (iv) will not be affected by the demolition or destruction of the Michaels store.

     20. Wal-Mart has acquired the Michaels Parcel for the expansion of the adjacent Wal-Mart store. Seller has delivered a Deed in escrow to Wal-Mart for the 914 square foot parcel that is required by Wal-Mart for the construction of its expansion, A copy of that Deed is attached as Exhibit "C:. Seller represents and warrants to Purchaser that Parcel 2-2D Second Revision, after approval and recordation of the Plan of Subdivision for Cranberry Square/Wal-Mart Revision No. 1, shall be a lawfully created subdivided parcel in full compliance with all zoning and governmental requirements, including, without limitation, all set back requirements, and that Parcel 2-2D Second Revision, Parcel 2-2E, the Sign Parcel and all of the improvements on Parcel 2-2D Second Revision, Parcel 2-2E, shall be legal conforming uses, and not as a non-conforming uses, in conformance with the Cranberry Township SU-1 zoning classification, all necessary zoning variances and approvals having been obtained on or before closing. Not less than ten (10) nor more than thirty (30) days prior to closing, Seller shall provide Purchaser with a Zoning Certificate letter issued to Purchaser by Cranberry Township after (or upon) the recording of the subdivision plat certifying the Shopping Center is in conformance with the aforesaid zoning requirements.

CRANBERRY SQUARE SHOPPING CENTER CRANBERRY TWP., PA          APRIL 27, 2004
PAGE 5

     21. At Closing, Seller shall cause Wal-Mart to deliver an Indemnification Agreement substantially in the form attached as Exhibit "D".

     22. All notices, requests or demands to be given under this Agreement from one party to the other (collectively, "Notices") shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party's address set forth below, or by telecopy transmission at the other party's facsimile telephone number set forth below (with evidence of transmission sent by overnight courier service for next Business Day delivery at the other party's address set forth below). Notices given by personal delivery (i.e, by the sending party or a messenger) shall be deemed given on the date of delivery, Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission. If any party's address is a business, receipt by a receptionist, or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices. The term, Business Day, means any day other than Saturday, Sunday or any other day on which banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties' addresses are as follows:

          Purchaser:         Inland Real Estate Acquisitions, Inc.
                             1955 Lake Park Drive, Suite 300
                             Smyrna, GA 30080
                             Attention: Jason Lazarus
                             Phone: (678) 996.2131
                             Fax:   (678) 996.2140

          With a copy to:    The Inland Real Estate Group, Inc. Law Department
                             2901 Butterfield Road
                             Oak Brook, IL 60523
                             Attn: Elliot B. Kamenear, Esq.
                             Phone: (630) 218-8000
                             Fax:   (630) 218-4900

          Seller:            Cranberry Square Associates, L.P.
                             c/o C. J. Betters Enterprises
                             3468 Brodhead Road
                             Monaca, PA 15601
                             Attn: Charles J. Betters
                             Phone: (724) 773-0444
                             Fax:   (724) 773-0607

          With a copy to:    Donald P. Graham
                             Dillion McCandless King Coulter & Graham L.L.P.
                             501 Smith Drive, Suite 3
                             Cranberry Township, PA 16066
                             Phone: (724) 776-6644
                             Fax:   (724) 776-6608

          A party's address for notice may be changed from time to time by notice given to the other party in the manner herein provided for giving notice. Failure or delay in delivering copies of any Notice to

                                                                               5
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CRANBERRY SQUARE SHOPPING CENTER CRANBERRY TWP., PA          APRIL 27, 2004
PAGE 6

          the persons designated above to receive copies shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

     22. Purchaser herein acknowledges that it is the intention of the Seller to create an IRS Code, Section 1031 Tax Deferred Exchange; that the Seller's rights and obligations under this Agreement may be assigned to LandAmerica Exchange Company to facilitate such exchange. Purchaser agrees to cooperate with the Seller in a manner necessary to enable Seller to qualify for said exchange at no additional cost or liability.

   This offer is predicated upon the Purchaser's review and approval, in its sole discretion, of all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements for the Shopping Center is required that qualify, comply with and can be used in a public offering, such audit to be performed at Purchaser's expense and with Seller's cooperation, provided that all such reviews and approvals shall be completed on or before Closing.

   If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to Purchaser by April 30, 2004.

                                       Sincerely,

                                       INLAND REAL ESTATE ACQUISITIONS, INC.
                                       of nominee


                                       /s/ Jason A. Lazarus
                                       --------------------------------------
                                       Jason A. Lazarus
                                       Acquisitions & Development


                                       --------------------------------------
                                       G. Joseph Cosenza
                                       Vice Chairman

ACCEPTED:

     Cranberry Square Associates, L.P.
     By: C.J. Betters Corporation, its General Partner


     /s/ Charles J. Betters
     -------------------------------
     President

Dated: April 28, 2004

                                                              4/22/2004 10:53 AM

                          RENT ROLL WITH LEASE CHARGES
                      CRANBERRY SQUARE ASSOCIATES - (2802)
                                  MM/YY=03/2004

BLDGA-2    office     23,380   OfficeMax, Inc.,                           20,652.33       882.71        0.00    362.82    21,897.86
BLDGA-3    toysru     45,000   Toys "R" Us,                               14,166.67         0.00    5,389.30      0.00    19,555.97
BLDGB-1    dicksc     50,000   Dick's Clothing & Sporting Goods, Inc.,    42,708.33     2,002.16    6,009.89      0.00    50,720.38
BLDGC-1    bestbuy    37,005   Best Buy Stores, L.P.,                     37,775.94     1,700.00        0.00      0.00    39,475.94
BLDGC-2    bames      25,200   Barnes & Noble Superstores, Inc.,          26,250.00     1,009.09        0.00      0.00    27,259.09
BLDGC-3               14,981   VACANT                                          0.00         0.00        0.00      0.00         0.00

BLDGA-2    0.00     10/1/1996     9/30/2001
BLDGA-3    0.00     11/1/1996     1/31/2012
BLDGB-1    0.00     2/26/1997     2/28/2012
BLDGC-1    0.00     11/1/2002     1/31/2013
BLDGC-2    0.00    11/13/1996    11/30/2011
BLDGC-3    0.00

                                   EXHIBIT "B"


                        LIST OF OUTSTANDING REPAIR ITEMS


1.   Lamps under front canopy of Office Max.

2.   Roof leak in electronics section of Office Max.

3.   Roof leak on Best Buy space.

                                 THIS INDENTURE

Made the 23rd day of March, 2004,

Between

CRANBERRY SQUARE ASSOCIATES, L.P., a Pennsylvania limited partnership,

                                                PARTY OF THE FIRST PART

                                       and

WAL-MART STORES, INC., a Delaware corporation,

                                                PARTY OF THE SECOND PART;

WITNESSETH, THAT THE SAID PARTY OF THE FIRST PART, IN CONSIDERATION OF THE SUM
OF

          ONE DOLLAR AND OTHER GOOD AND VALUABLE CONSIDERATION ($1.00)

to it now paid by the said party of the second part, does grant, bargain, sell and convey unto the said party of the second part, its, successors and assigns,

ALL that certain five (5) foot wide parcel of land situate in the Township of Cranberry, County of Butler and Commonwealth of Pennsylvania, being part of Lot 2-2D Revised in the Cranberry Square/Wal-Mart Plan to be recorded, more particularly described as follows:

     BEGINNING at a mag nail set on the dividing line between Lot 2-1 Revised and Lot 2-2D Revised in the Cranberry Square/Wal-Mart Plan to be recorded, said point being the following two courses from a capped survey pin set at the northwest corner of Lot 2-1 in the Terra Cranberry Plan No. 2 recorded in Plan Book Volume 147 page 12: South 87 DEG. 00'00" East, 200.00 feet; and South 03 DEG. 00'00" East, 86.86 feet; thence from said point of beginning along the dividing line between said Lot 2-1 Revised and Lot 2-2D Revised North 03 DEG. 00'00" East, 5.00 feet; thence through Lot 2-2D Revised South 87 DEG. 03'59" East, 182.81 feet (becoming contiguous with the southerly exterior wall of the existing Office Max building at approximately 39 feet and remaining contiguous with said wall for approximately 176 feet) to the dividing line between said Lot 2-1 Revised and Lot 2-2D Revised; thence along said dividing line the following two courses: South 02 DEG. 56'01" West, 5.00 feet; and North 87 DEG. 03'59" West, 182.80 feet to the point of beginning.

     Containing an area of 914 square feet or 0.021 acre.

     BEING part of the same premises granted and conveyed to Cranberry Square Associates, L.P. the Grantor herein, by the following three instruments: (a) deed from Joan Milasincic dated 1/22/96 and recorded in Deed Book Volume 2596, page 448; (b) deed from Cranberry Corporate Center Partnership dated 12/19/95 and recorded at Deed Book Volume 2596, page 452; and (c) deed from E/M Cranberry Associates dated 12/19/95 and recorded in Deed Book Volume 2596, page 458.

with the appurtenances: To Have and To Hold the same to and for the use of the said Grantee, its successors and assigns forever, and the Grantor, for itself, its successors and assigns, hereby covenants and agrees that it will Warrant SPECIALLY the Property hereby conveyed.

     NOTICE THIS DOCUMENT MAY NOT/DOES NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE/HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. This notice is set forth in the manner provided in Section 1 Act of July 17, 1957, P. L. 984 as amended, and is not intended as notice of recorded instruments, if any.

WITNESSETH my hand and seal the day and year first above written.

WITNESS:                             CRANBERRY SQUARE ASSOCIATES, L.P.,
                                     A PENNSYLVANIA LIMITED PARTNERSHIP,
                                     BY: C.J. BETTERS CORPORATION, ITS GENERAL
                                     PARTNER


/s/ [ILLEGIBLE]                      BY:/s/ Charles J. Betters
--------------------------------        --------------------------------------
                                        Charles J. Betters, President

NOTICE THE UNDERSIGNED, AS EVIDENCED BY THE SIGNATURES(S) TO THIS NOTICE AND THE ACCEPTANCE AND RECORDING OF THIS DEED, (IS ARE) FULLY COGNIZANT OF THE FACT THAT THE UNDERSIGNED MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE, AS TO THE PROPERTY HEREIN CONVEYED, RESULTING FROM COAL MINING OPERATIONS AND THAT THE PURCHASED PROPERTY, HEREIN CONVEYED, MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTEREST IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966.

WITNESS:


--------------------------------        --------------------------------------

                            CERTIFICATE OF RESIDENCE

     I, the undersigned, do hereby certify that Grantees' precise address is 2001 S.E. 10th Street, Bentonville, Arkansas 72716-0550.

      Witness my hand this ____ day of ___________, 2004.


                                        ----------------------------

STATE OF Pennsylvania     )
                          )   SS
COUNTY OF Beaver          )


          On this the 23rd day of March, 2004, Before me, a Notary Public, the undersigned officer, personally appeared Charles J. Betters who acknowledged himself to be the President of C.J. Betters Corporation, the General Partner of Cranberry Square Associates, L.P., a Pennsylvania limited partnership and that as such President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, and in the capacity therein stated, by signing as the President of such corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal

                                       /s/ Margie Farinacci
                                       ------------------------------
                                       Notary Public

My commission expires Aug 3, 2007            COMMONWEALTH OF PENNSYLVANIA
                                                    Notarial Seal
                                           Margie Farinacci, Notary Public
                                              Monson Boro, Beaver County
                                          My Commission Expires Aug. 3, 2007
                                    Members Pennsylvania Association of Notaries